Exhibit 99.1

CONTACT:

Claudia Natalia
Artisan Components, Inc.	Artisan Components, Inc.
Corporate Communications	Investor Relations
(408) 548-3172	(408) 548-3122
claudia@artisan.com

Artisan Components Announces Stock Repurchase Program

SUNNYVALE, Calif., April 28, 2004 - Artisan Components, Inc. (Nasdaq: ARTI), a leading provider of physical intellectual property (IP), today announced its board of directors has authorized a stock repurchase program of up to $10 million of its common stock over the next twelve months. Shares will be repurchased in the open market at times and prices considered appropriate by Artisan. The program is effective immediately.

The timing of purchases and the exact number of shares to be purchased will depend on market conditions. As of March 31, 2004, Artisan had approximately 22.9 million shares of common stock outstanding.

Forward Looking Statements

This press release contains forward-looking statements, including statements regarding the stock repurchase of Artisan’s common stock, that are subject to certain risks and uncertainties, including, but not limited to, those associated with unpredictability and volatility of the price of Artisan’s common stock and the securities of other companies in Artisan’s industry, the performance of and conditions in the United States and world financial markets, the policies and actions of the United States and other governments, the general political, economic and business conditions in the United States and elsewhere, and the status of Artisan’s cash balances at any given time, as well as the “Factors Affecting Future Operating Results” set forth in Artisan’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and Artisan’s other filings with the Securities and Exchange Commission. Actual results could differ materially, as a result of such factors, from those set forth in the forward-looking statements.

Forward-looking statements are only predictions and the actual events or results may differ materially. Artisan cannot provide any assurance that its future results will meet expectations. In addition, historical information should not be considered a predictor of future performance. Neither Artisan nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. Artisan disclaims any obligation to update information contained in any forward-looking statement.

About Artisan Components

Artisan Components, Inc. is a leading provider of physical intellectual property (IP) components for the design and manufacture of complex system-on-a-chip integrated circuits. Artisan’s products include embedded memory, standard cell, input/output, analog and mixed-signal components, which are designed to achieve the best combination of performance, density, power and yield for a given manufacturing process. Artisan has licensed its IP components to over 1,200 companies involved in integrated circuit design. Artisan is headquartered in Sunnyvale, California. More information about Artisan Components, including free library access, can be found at www.artisan.com.

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Artisan Components and Artisan are registered trademarks of Artisan Components, Inc. All other trademarks or registered trademarks are the property of their respective owners.